Exhibit 99.1

February 16, 2022

Qurate Retail, Inc. Declares Quarterly Cash Dividend on 8.0% Series A Cumulative Redeemable Preferred Stock

ENGLEWOOD, Colo.--(BUSINESS WIRE)— Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP) today announced that its Board of Directors declared the regular quarterly cash dividend payable to holders of its 8.0% Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”). The per share amount of the quarterly cash dividend will be $2.00, payable in cash on March 15, 2022 to stockholders of record of the Preferred Stock at the close of business on February 28, 2022.

About Qurate Retail, Inc.

Qurate Retail, Inc. is a Fortune 500 company comprised of seven leading retail brands – QVC®, HSN®, Zulily®, Ballard Designs®, Frontgate®, Garnet Hill®, and Grandin Road® (collectively, “Qurate Retail GroupSM”). Qurate Retail Group is the largest player in video commerce (“vCommerce”), which includes video-driven shopping across linear TV, ecommerce sites, digital streaming and social platforms. The retailer reaches more than 200 million homes worldwide via 14 television networks and reaches millions more via multiple streaming services, social pages, mobile apps, websites, print catalogs, and in-store destinations. Qurate Retail, Inc. also holds various minority interests and green energy investments.

Qurate Retail, Inc.
Courtnee Chun, 720-875-5420

Source: Qurate Retail, Inc.